Exhibit 10.13

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of June 27, 2003 by and among HouseValues, Inc., a Washington corporation (the “Buyer”), David Huey and Suzanne Huey, (the “Shareholders”), and Comerica Bank-California, a California banking corporation (in its capacity as escrow agent, the “Escrow Agent”).

RECITALS

A. Pursuant to the provisions of that certain Stock Purchase Agreement dated as of June 27, 2003 (the “Stock Purchase Agreement”), among the Buyer, Soar Solutions, Inc., an Illinois corporation (the “Company”), and the Shareholders, the Buyer will purchase from the Shareholders all of the outstanding capital stock of the Company (the “Shares”).

B. Under the terms of the Stock Purchase Agreement, $500,000 of the Purchase Price to be paid to the Shareholders for the Shares (the “Escrow Amount”) is to be deposited in an escrow account with the Escrow Agent.

C. The Stock Purchase Agreement provides that the Escrow Agent shall hold and administer the Escrow Amount in accordance with the terms of this Agreement.

D. The execution and delivery of this Agreement is a condition precedent to the obligations of the parties under the Stock Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties agree as follows.

1.	Delivery of Escrow Amount

On September 30, 2003, the Buyer shall deposit the Escrow Amount and $25,000 in escrow with the Escrow Agent, to be held and administered in accordance with the terms and conditions of this Agreement.

2.	Administration

The Escrow Agent shall hold and safeguard the Escrow Amount, until the Termination Date (as defined below), and shall administer, hold and dispose of such Escrow Amount only in accordance with the terms of this Agreement.

3.	Payment of Escrow Amount

(a) The Escrow Amount shall be payable to the Shareholders based on the maintenance of Buyer’s permitted, active data feeds with all Multiple Listing Service (“MLS”) partners (“MLS Relationships”) listed or described on the MLS Scorecard (as defined below) following the Closing Date. For purposes of this paragraph, “permitted” shall mean (i) allowed pursuant to the terms of a written contract or (ii) allowed pursuant to usage where no written contract is required, and “active” shall mean capable of being accessed, regardless of whether such data feed was actually accessed. Attached hereto as Exhibit A, is a table assigning point values to each MLS Relationship (the “MLS Scorecard”). On the last day of each calendar month, the points assigned to each MLS Relationship existing on that date, as determined by Buyer, will be totaled using the point values indicated on the MLS Scorecard (the “Monthly MLS Score”). On the last calendar day of each of Buyer’s fiscal quarters, beginning September 30, 2003, the Monthly MLS Scores for the three months comprising such fiscal quarter shall be combined and averaged (the “Quarterly MLS Score”). If the Shareholders shall contest the Monthly MLS Score or the Quarterly MLS Score, as determined by the Buyer pursuant to this Section 3(a), the parties shall submit all relevant documentation to a mutually agreeable third party with experience in the industry, and that third party’s determination as to the correct Monthly MLS Score or Quarterly MLS Score, as applicable, shall be binding on the parties. Any fees charged in connection with the services referred to in the preceding sentence shall be shared equally between the Buyer and the Shareholders.

(b) So long as the Quarterly MLS Score for the fiscal quarter ending on the applicable Disbursement Date below totals at least 650 points (the “Target MLS Score”), the applicable Escrow Amount set forth below plus accrued interest on the Escrow Amount less any offset made pursuant to Section 4.13 hereof (“Offset”) shall be payable to the Shareholders on such Disbursement Date as follows (each a “Disbursement Date”):

•	On September 30, 2003, $125,000 of the Escrow Amount shall be disbursed.

•	On March 31, 2004, $125,000 of the Escrow Amount shall be disbursed.

•	On June 30, 2004, $125,000 of the Escrow Amount shall be disbursed.

•	On September 30, 2004, $125,000 of the Escrow Amount shall be disbursed.

(c) If any Quarterly MLS Score on an applicable Disbursement Date shall be less than the Target MLS Score, that Quarterly MLS Score shall be divided by the Target MLS Score. The quotient obtained shall then be converted into a percentage and the Shareholders shall be entitled to receive that percentage of the Escrow Amount disbursable on a particular Disbursement Date. For example, if the Quarterly MLS Score on March 31, 2004 was 325, the Quarterly MLS Score would be divided by the Target MLS Score (325/650 = .5), the quotient would be converted into a percentage (.5 = 50%) and the Shareholders would be entitled to receive that percentage (50%) of the Escrow Amount disbursable on March 31, 2004 ($62,500).

(d) If any Escrow Amount remains undisbursed as of October 1, 2004, the remaining Escrow Amount, plus accrued interest, less any Offset, shall be payable to as follows:

•	On December 31, 2004, the balance of the Escrow Amount, plus accrued interest, less any Offset, shall be disbursed to the Shareholders, provided the Quarterly MLS Score for the fiscal quarter ended December 31, 2004 equals or exceeds the Target MLS Score

(e) If any Escrow Amount remains undisbursed as of January 1, 2005, the remaining Escrow Amount, plus accrued interest, less any Offset, shall be payable as follows:

•	On March 31, 2005, the balance of the Escrow Amount, plus accrued interest, less any Offset, shall be disbursed to the Shareholders, provided the Quarterly MLS Score for the fiscal quarter ended March 31, 2005 equals or exceeds the Target MLS Score.

(f) If any Escrow Amount remains undisbursed as of April 1, 2005, then promptly thereafter, without further instructions from any other party hereto, the Escrow Agent shall disburse the remaining Escrow Amount, including accrued interest on such amount, to the Buyer.

(g) The Escrow Agent shall not be concerned with or have any liability with respect to the terms of Sections 3(a), (b), (c), (d), or (e) hereof or the content of Exhibit “A” hereto. Without limiting the generality of the forgoing, the Escrow Agent shall have no obligation to calculate the Quarterly MLS Score. Prior to each Disbursement Date, the Buyer shall deliver a memorandum to the Escrow Agent setting forth the amounts to be disbursed on such Disbursement Date (each, a “Buyer Memorandum”). The Escrow Agent shall disburse the Escrow Amount solely in accordance with directions contained in the Buyer Memorandum. Except as otherwise specified in Subsection 3(f), the Escrow Agent shall not disburse any funds without its prior receipt of a Buyer Memorandum specifying the amount to be paid to the Shareholders.

(h) All obligations of the Escrow Agent, under this Agreement, shall terminate upon final delivery of any Escrow Amount to the appropriate party or parties in accordance with the terms of this Agreement (the “Termination Date”).

(i) Until the Termination Date, the Escrow Amount, less disbursements, shall be invested solely in Comerica Bank money-market funds. The Escrow Agent shall not be obligated to earn any particular yield or rate of return on the Escrow Amount. All interest and other earnings on the Escrow Amount shall be retained by the Escrow Agent until disbursed in accordance with the terms hereof. All interest earned on the Escrow Amount shall be for the account of and reported to the appropriate governmental authorities under the name of the Shareholders. The Shareholders represents and warrants to the Escrow Agent that (a) its Federal tax identification number (“TIN”) specified on the signature page of this Agreement underneath their signature is correct and is to be used for 1099 tax reporting purposes, and (b) they are not subject to backup withholding.

3.	Provisions Regarding the Escrow Agent

3.1	Liability of the Escrow Agent

In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any liability for (i) any act or failure to act made or omitted in good faith or (ii) any action taken or omitted in reliance on any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall, in good faith, believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority, provided that the Escrow Agent believed, in good faith, that such forgeries, fraud, or impersonations were genuine and acted without gross negligence or willful misconduct. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith and in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

3.2	Fees and Expenses

The Buyer agrees shall pay the Escrow Agent, as compensation for its services hereunder: (a) a $2,000 non-refundable start-up fee, payable upon the Escrow Agent’s execution of this Agreement; and (b) an annual renewal fee of $1,000, payable on each anniversary date of this Agreement; and (c) a $70 escrow processing fee for each receipt and disbursement of Escrow Amount upon the instructions in the Buyer Memorandum. It is understood that the fees and usual charges agreed on for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and shall be reimbursed for all costs, attorneys’ fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy, or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. All fees and expenses of the Escrow Agent shall be the responsibility of the Buyer. If the Buyer fails to pay any fee or other sums owing to the Escrow Agent hereunder, then the Escrow Agent may pay out of and charge to the Escrow Amount all such fees and sums.

3.3	Controversies

If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy. The Escrow Agent is authorized to deposit with the arbitrator or any court of competent jurisdiction, as applicable, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the action. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

3.4	Indemnification of the Escrow Agent.

The Buyer and the Shareholders agree, jointly and severally, to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages and liabilities, including reasonable costs of investigation, attorneys’ fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including, but not limited to, any litigation arising from this Agreement or involving its subject matter, unless such loss, liability, claim or expense shall have been determined by a court of competent jurisdiction to be a result of the Escrow Agent’s gross negligence or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages and regardless of the form of action. The obligations to indemnify the Escrow Agent under this section shall survive termination of this Agreement.

3.5	Resignation of the Escrow Agent

The Escrow Agent may resign at any time upon giving at least thirty (30) days’ written notice to the parties; provided, however that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: the Buyer and the Shareholders shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Buyer and the Shareholders fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of Washington, which successor escrow agent shall be reasonably acceptable to the Buyer and the Shareholders. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon the effective appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

4.	General

4.1	Assignment

The Shareholders may not assign any of their rights or obligations hereunder. Buyer may assign any of its rights or obligations hereunder without the prior written consent of the Shareholders. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

4.2	Entire Agreement

This Agreement embodies and constitutes the entire understanding among the parties with respect to the transactions contemplated by this Agreement, and all prior or contemporaneous agreements, understandings, representations and statements between the parties, oral or written, are merged into and superseded by this Agreement.

4.3	Modification and Waiver

Neither this Agreement nor any of its provisions may be modified, amended, discharged or terminated except in writing signed by the party against which the enforcement of such modification, amendment, discharge or termination is sought, and then only to the extent set forth in such writing. No failure of a party to insist upon strict performance by the other party of any of the terms and conditions of this Agreement shall constitute or be deemed to be a waiver of any such term or condition, or constitute an amendment or waiver of any such term or provision by course of performance, and each party, notwithstanding any failure to insist upon strict performance, shall have the right thereafter to insist upon strict performance by the other party of any and all of the terms and conditions of this Agreement. Any party may, in its sole and absolute discretion, waive, only in writing, any condition set forth in this Agreement to such party’s obligations under this Agreement which is for the sole benefit of the waiving party, in which event the non-waiving party or parties shall be obligated to close the transaction upon all of the remaining terms and conditions of this Agreement.

4.4	Notices

Any notice required or permitted under this Agreement shall be in writing, and shall be delivered personally or sent by first class certified mail, or by air courier, postage or other charges prepaid, to the parties at the following addresses:

to the Escrow Agent:	Comerica Bank-California Special Corporate Financial Services Escrow 275 Battery Street, Suite 1100 San Francisco, California 94111 Attn: Winnie Chow Fax. No. (415) 954-5033

to the Shareholders:	David Huey and Suzanne Huey 125 Carrol Gate Road Wheaton, Illinois 60187 Fax. No. (630) 839-4715

to the Buyer:	HouseValues, Inc. 15 Lake Bellevue Drive Bellevue, Washington 98005 Attention: Chief Executive Officer Fax. No. (425) 732-4193

or to such other address or addresses as the parties may from time to time specify in writing. Notice shall be provided by air courier and shall be deemed effective upon the earlier of actual delivery to the recipient or six days after the date on which such notice was delivered to the courier service. If notice is sent in any manner other than as provided by this Section 5.4, notice shall be deemed received when actually received by the party to whom the notice was delivered.

4.5	Governing Law; Severability

This Agreement shall be governed for all purposes by the laws of the State of Washington applicable to agreements executed and to be wholly performed in Washington. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision contained in this Agreement and any present or future statute or law, ordinance or regulation or judicial ruling or governmental decision with the force of law contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of the Agreement which is affected shall be limited only to the extent necessary to bring it within the requirements of such law, ruling or decision without invalidating or affecting the remaining provisions of the Agreement.

4.6	Counterparts

This Agreement may be executed in counterparts, each of which shall be an original, but such documents shall constitute one and the same document.

4.7	Contract Interpretation

The parties acknowledge that they have caused this Agreement to be reviewed and approved by legal counsel of their own choice. This Agreement has been specifically negotiated, and any presumption that an ambiguity contained in this Agreement shall be construed against the party that caused this Agreement to be drafted shall not apply to the interpretation of this Agreement.

4.8	Other Parties

Nothing contained in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any term or condition contained in this Agreement.

4.9	Incorporation by Reference

All attached exhibits are incorporated as terms of this Agreement by this reference.

4.10	Cooperation

Each party will, at the reasonable request of any other party, from time to time execute and deliver such other assignments, transfers, conveyances, and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting complete consummation of this Agreement and the transactions contemplated hereby.

4.11	Defined Terms

Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Stock Purchase Agreement.

4.12	No Conflict

In the event of any conflict between the terms of this Agreement and the Stock Purchase Agreement, the terms of this Agreement shall prevail.

4.13	Offset

All amounts otherwise disbursable to the Shareholders hereunder shall be subject to setoff, upon a breach by the Shareholders of the representations and warranties contained in Section 5 of the Stock Purchase Agreement and as provided in Section 13.5 of the Stock Purchase Agreement, the terms of which are incorporated herein by this reference.

4.14	Arbitration

All disputes between the Shareholders and/or the Buyer, on the one hand, the Escrow Agent on the other hand, relating to the payment of the Escrow Funds and/or the Escrow Agent’s rights, obligations, and liabilities arising from or related to this Agreement shall be resolved by mandatory binding expedited arbitration under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect as of the date the request for arbitration is filed (the “Rules”) before a single, neutral arbitrator, selected in accordance with the Rules. Each of the parties may initiate such an arbitration pursuant to the Rules. The arbitration shall be held in San Francisco, California (such site being herein referred to as the “Forum”). The Buyer, the Shareholders, and the Escrow Agent each agree that it will abide by any decision rendered in such arbitration, and that any court having jurisdiction may enforce such a decision. Each of the parties hereto submits to the non-exclusive personal jurisdiction of the courts of the Forum as an appropriate place for compelling arbitration or giving legal confirmation of any arbitration award, and irrevocably waives any objection which it may now or hereafter have to the venue of any such enforcement proceeding brought in any of said courts and any claim of inconvenient forum. Each of the parties agrees that service of process for all arbitration proceedings may be made in accordance with the Rules and shall be deemed effective as provided therein. Any claim or action of any kind (including, but not limited to, any claims for breach of contract), against the Escrow Agent arising out of or connected with this Agreement shall be barred and waived unless asserted by the commencement of an arbitration proceeding within 180 days after the accrual of the action or claim,. This limitation shall also apply to claims, which might otherwise be asserted against the Escrow Agent as a “set-off,” credit, cross-complaint, or defense. This section and the forgoing limitation shall survive termination of this Agreement.

4.15	Filings and Resolution

Concurrently with its execution and delivery of this Agreement, the Buyer shall deliver to the Escrow Agent (a) a copy of its articles of incorporation, (b) corporate resolutions, signed by its corporate secretary, authorizing it to enter this Agreement, and (c) a completed Certificate of Authority in the form attached hereto as Exhibit “B.”

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

ESCROW AGENT:

COMERICA BANK-CALIFORNIA

By:	/s/ Lawrence T. Nelson
Lawrence T. Nelson, Vice President Its Authorized Officer

SHAREHOLDERS:

/s/ David Huey
David Huey
TIN:

/s/ Suzanne Huey
Suzanne Huey
TIN:

BUYER:

HOUSEVALUES, INC. a Washington corporation

By:	/s/ Ian Morris
CEO
Its Authorized Officer

Exhibit A

MLS SCORECARD

Market	MLS	Points
Los Angeles	SoCal	35
Los Angeles	MRMLS	35
Los Angeles	CRISNet	30
Los Angeles	CLAW	30
Los Angeles	South Bay	10
New York	Garden State MLS	30
New York	Long Island MLS	30
New York	New Jersey MLS	15
New York	Westchester MLS	15
New York	New Jersey Shore MLS Service	5
New York	CT Consolidated MLS	5
New York	Monmouth County Association of Realtors	5
New York	South Jersey Shore Regional MLS	5
New York	Staten Island	5
San Francisco	RE InfoLink	25
San Francisco	East Bay Regional Data	20
San Francisco	BAREIS	20
San Francisco	Greater San Francisco	5
San Francisco	MAX MLS	5
Washington D.C. & Baltimore	MRIS	60
Boston	MLS PIN	30
Boston	NNEREN	15
Chicago	MLSNI	40
Seattle	NWMLS	10
Minneapolis	RMLS	35
Philadelphia	TreND	35
Sacramento	Metrolist Service	24
Miami	Southeast Florida	25
Denver	Metrolist Service	25
San Diego	Sandicor	25
Dallas	NTREIS	20
Phoenix	ARMLS	20
Atlanta	FMLS and MLS	16

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Market	MLS	Points
Detroit		13
Houston	HAR	13
Tampa	Manatee, Sarasota	13
Portland OR	Yes	12
Hartford	RMLIS	12
Orlando	Space Coast	8
Providence		8
Columbus		8
Honolulu HI		8
Grand Rapids MI		8
West Palm Beach		8
Salt Lake City		8
Las Vegas		8
Indianapolis		4
Albany NY		4
Nashville		4
Oklahoma City OK		4
Norfolk		4
Milwaukee		4
Fresno CA		4
St. Louis		4
Kansas City		4
Raleigh		4
Cleveland		4
Madison WI		4
Richmond		4
Tucson		4
Charlotte		4
Rochester NY		4
Louisville KY		4
San Antonio		3
Cincinnati		3
Portland ME		3
Jacksonville		3
Pittsburgh PA		3
Austin		3
Albuquerque NM		3
Harrisburg PA		3
Flint MI		2
Dayton		2

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Market	MLS	Points
Reno NV		2
Monterey CA		2
Memphis		2
Boise ID		2
Spokane WA		2
Greensboro		2
Fort Myers		2
Charleston SC		2
Columbia SC		2
Wichita KS		2
Santa Barbara		2
New Orleans		2
Mobile AL		2
Lansing MI		2
Green Bay WI		2
Des Moines IA		2
Toledo		2
Tulsa OK		2
Colorado Springs		2
Knoxville TN		2
Cedar Rapids IA		2
All other MLS relationships with more than 100 active agent members		1 each

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Exhibit B

CERTIFICATE OF AUTHORITY

The undersigned hereby certifies that any one of the following persons acting alone has the authority to execute and deliver documents on behalf of HouseValues, Inc. pursuant to the Escrow Agreement, dated as of June 27, 2003, between Comerica Bank-California, HouseValues, Inc., David Huey, and Suzanne Huey.

Name	Position	Manual Signature
[example]

Ian Morris	Chief Executive Officer	/s/ Ian Morris

HouseValues, Inc.

By:	/s/ Mark Powell
Name:	Mark Powell
Its:	President

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